Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended June 30, 2008
Record Sales Drive 17.8% Increase in Second Quarter EPS
     MILWAUKEE—July 18, 2008—Sensient Technologies Corporation (NYSE: SXT) posted record revenue of $332.8 million for its second quarter ended June 30, 2008, up 9.4% from the comparable period in 2007. Second quarter diluted earnings per share rose 17.8% to 53 cents from 45 cents in last year’s second quarter.
     Revenue for the first six months of this year was $640.2 million, an 8.6% increase from the prior year’s comparable period. Diluted earnings per share for the six months ended June 30, 2008, were up 17.1% to 96 cents compared to 82 cents in last year’s first half. Favorable foreign currency translation increased revenues in both the quarter and year-to-date period by approximately 6%.
     “We reported record second quarter revenue, operating income and earnings,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “The Company has achieved ten consecutive quarters of earnings growth and we expect this strong performance to continue in the second half and into next year.”
BUSINESS REVIEW
     The Flavors & Fragrances Group reported record quarterly revenue and operating income. Second quarter 2008 revenue increased 7.8% to $214.4 million. Operating income was up 11.9% to $33.9 million compared to the second quarter of 2007. Year-to-date revenue increased 8.0% to $409.6 million and operating income jumped 12.5% to $62.7 million. Group revenue in the quarter benefited from improved pricing and favorable foreign
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Sensient Technologies Corporation	Page 2
Earnings Release — Second quarter ended June 30, 2008
July 18, 2008
currency translation. Several key markets, including Europe and Canada, experienced solid growth. Quarterly profit rose as a result of the higher sales and continued improvements in the profitability of the Group’s European operations. Higher profit from these sources was partially offset by increased raw material and energy costs. Group operating margins in the second quarter improved 50 basis points in comparison to the prior year.
     The Color Group’s revenue increased 12.0% to a record $107.3 million for the quarter ended June 30, 2008, compared to $95.8 million in last year’s second quarter. Operating income for the quarter was $19.3 million, up 12.4% from $17.2 million reported in the second quarter of 2007. Year-to-date revenue increased 9.4% to $210.1 million and operating income was up 10.3% to $37.8 million. Quarterly revenue for the Color Group reflects strong growth within the cosmetic, pharmaceutical and technical color product lines and favorable foreign currency translation. Sales of food and beverage colors were also up. Second quarter operating profit increased on solid volume growth and improved pricing, partially offset by higher raw material costs.
2008 OUTLOOK
Sensient expects 2008 diluted earnings per share to be between $1.80 and $1.84. This guidance represents an increase over the previously provided range which was between $1.77 and $1.80.
CONFERENCE CALL
     The company will host a conference call to discuss its 2008 second quarter financial results at 11:00 a.m. CDT on Friday, July 18, 2008. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on July 18, 2008, through midnight on July 25, 2008, by calling (706) 645-9291 and referring to passcode 54215665.
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Sensient Technologies Corporation	Page 3
Earnings Release — Second quarter ended June 30, 2008
July 18, 2008
A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended March 31, 2008. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Revenue	$332,795	$304,310	9.4	$640,214	$589,578	8.6

Cost of products sold	231,073	209,834	10.1	442,850	408,954	8.3
Selling and administrative expenses	56,869	54,485	4.4	112,878	106,421	6.1

Operating income	44,853	39,991	12.2	84,486	74,203	13.9
Interest expense	8,480	9,470		17,058	18,722

Earnings before income taxes	36,373	30,521	19.2	67,428	55,481	21.5
Income taxes	10,913	9,288		21,291	16,902

Net earnings	$25,460	$21,233	19.9	$46,137	$38,579	19.6

Earnings per common share:
Basic	$0.54	$0.46	17.4	$0.97	$0.83	16.9

Diluted	$0.53	$0.45	17.8	$0.96	$0.82	17.1

Average common shares outstanding:
Basic	47,569	46,655	2.0	47,434	46,529	1.9

Diluted	48,166	47,149	2.2	47,986	47,029	2.0

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Revenue

Flavors & Fragrances	$214,422	$198,844	7.8	$409,625	$379,357	8.0
Color	107,341	95,818	12.0	210,112	192,010	9.4
Corporate & Other*	20,263	17,401	16.4	38,854	33,545	15.8
Intersegment elimination	(9,231)	(7,753)	19.1	(18,377)	(15,334)	19.8

Consolidated	$332,795	$304,310	9.4	$640,214	$589,578	8.6

Operating Income

Flavors & Fragrances	$33,944	$30,341	11.9	$62,739	$55,778	12.5
Color	19,288	17,157	12.4	37,793	34,270	10.3
Corporate & Other*	(8,379)	(7,507)	11.6	(16,046)	(15,845)	1.3

Consolidated	$44,853	$39,991	12.2	$84,486	$74,203	13.9

*	Corporate & Other contains the Company’s Asia Pacific and China operations as well as certain unallocated corporate expenses.

Prior to the first quarter of 2008, the results of the Company’s business in China were reported as part of the Flavors & Fragrances Group. Results for 2007 have been restated to reflect this change.
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Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
June 30,	2008	2007
Current assets	$668,799	$568,930
Goodwill and intangibles (net)	508,326	470,191
Property, plant and equipment (net)	432,750	390,946
Other assets	43,800	47,360

Total Assets	$1,653,675	$1,477,427

Current liabilities	$231,553	$224,544
Long-term debt	458,381	438,515
Accrued employee and retiree benefits	46,493	46,326
Other liabilities	29,504	17,176
Shareholders’ equity	887,744	750,866

Total Liabilities and Shareholders’ Equity	$1,653,675	$1,477,427

Consolidated Statements of Cash Flows
Six Months Ended June 30,	2008	2007
Net cash provided by operating activities	$38,486	$48,817

Cash flows from investing activities:
Acquisition of property, plant and equipment	(22,876)	(15,629)
Proceeds from sale of assets	25	1,420
Other investing activity	1,410	462

Net cash used in investing activities	(21,441)	(13,747)

Cash flows from financing activities:
Proceeds from additional borrowings	9,052	25,191
Debt payments	(21,562)	(52,876)
Dividends paid	(17,235)	(15,003)
Proceeds from options exercised and other	11,785	7,985

Net cash used in financing activities	(17,960)	(34,703)

Effect of exchange rate changes on cash and cash equivalents	673	518

Net (decrease) increase in cash and cash equivalents	(242)	885
Cash and cash equivalents at beginning of period	10,522	5,035

Cash and cash equivalents at end of period	$10,280	$5,920

Supplemental Information
Six Months Ended June 30,	2008	2007
Depreciation and amortization	$22,784	$22,216

Dividends per share	$0.36	$0.32